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                                                                    Exhibit 10.1

                                AGREEMENT, RELEASE AND WAIVER


        Gregory L. Weaver, who is a resident of the State of Washington ("Executive") and Nastech Pharmaceutical Company Inc. with offices at 3450 Monte Villa Parkway, Bothell, Washington 98021 (the "Company") for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged have reached the following Agreement:

        1. The termination of Executive's employment is effective September 7, 2005 (the "Date of Termination") pursuant to Executive's resignation of employment.

        2. (a) Subject to the provisions of Section 4 below, the Company shall pay Executive $140,000 as severance.

                (b) Payments to be made to Executive pursuant to Section 2(a) above shall be paid in monthly installments at the rate of $23,333 per month for a six (6) month period. The first (1st) payment shall be made once this Agreement becomes irrevocable pursuant to Section 13 below with further payments to be made on a monthly basis thereafter commencing thirty (30) days after the first (1st) payment date.

        3. (a) Both the Company and Executive agree that the terms of Executive's Change-In-Control and Severance Agreement with the Company dated July 31, 2002 (the "Change-In-Control and Severance Agreement"), are superseded in their entirety by the terms of this Agreement and that the Change-In-Control and Severance Agreement is cancelled.

                (b) Except as set forth in this Section 3(b), any stock option grant agreement pursuant to which Executive has been granted options to purchase shares of the Company shall remain in effect or expire in accordance with the terms of the applicable grant agreement and any rights Executive may have after Executive's termination of employment with respect thereto shall be measured based on Executive's Date of Termination. The stock options granted to Executive pursuant to the Nastech Pharmaceutical Company Inc. 2002 Stock Option Plan (the "Stock Option Plan") and pursuant to a stock option agreement between the Company and Executive dated September 10, 2003, which are scheduled to vest on September 10, 2005 are hereby converted from incentive stock options to non-qualified stock options and shall vest on September 10, 2005 during the Consulting Period (as defined below).

                (c) In the event Executive obtains alternate employment during the period that severance is being paid to Executive, payment of severance benefits shall continue and not be offset or reduced.

                (d) The Company will deduct from all severance payments made to Executive pursuant to Section 2(a) above, any outstanding travel or other
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advances and all federal, state and local withholding taxes and other deductions which the Company is required by law to make from wage payments to employees.

                (e) Executive shall be eligible to elect medical continuation coverage for Executive and his immediate family under applicable law ("COBRA"). The Company shall pay the employer portion of Executive's medical costs as if Executive were still an active employee until the earlier of the date Executive becomes eligible for medical coverage under the plan, program or policy of a new employer or the date Executive is no longer eligible for severance payments hereunder.

                (f) The Company shall pay up to $5,000.00 directly to an outplacement agency of Executive's choice upon receipt of an invoice(s) (which may be addressed to Executive) for outplacement services.

                (g) The Company shall pay Executive a lump sum amount equal to and in full satisfaction of the Company's obligation to pay Executive for accrued but unused paid time off ("PTO") pursuant to the Company's records. At this juncture, the Company records reflect Executive has accrued one hundred fifty-seven (157) hours of unused PTO.

                (h) By executing this Agreement both the Company and Executive hereby acknowledge and agree that the payments made to Executive and benefits provided to Executive are in full satisfaction of any amounts owed by the Company to Executive and that Executive is not entitled to any bonus payments, and no events which may occur after the execution of this Agreement shall increase the Company's liability to Executive.

        4. As a condition of Executive's entitlement to receive severance hereunder Executive agrees that for the period commencing on September 7, 2005 and ending on December 7, 2005 ("Consulting Period"), Executive will become a consultant for the Company. At the Company's request, during the Consulting Period Executive shall from time-to-time meet with the Company's executives, accounting personnel, and/or representatives and provide them with advice, information and services, regarding accounting and financial matters involving the Company. During the Consulting Period, Executive shall provide such information, cooperate with the Company, and render such services faithfully and to the best of Executive's abilities. Executive recognizes that payments to be made to Executive pursuant to Section 2(a) above and Executive's ability to vest in the September 10, 2005 tranch of options (described in Section 3(b) above) are conditioned on Executive fully cooperating with the Company pursuant to the provision of this Section 4.

        5. Executive acknowledges and accepts the payments and benefits described under Section 2 and Section 3 above as full satisfaction and discharge of any and all amounts owed to Executive under this Agreement or otherwise, including without limitation any accrued but unpaid vacation days.

        6. (a) Pursuant to the terms of this Agreement, Executive shall not be bound by a covenant not to compete with the Company. However, Executive shall
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not during the one (1) year period following Executive's termination of employment hire or attempt to hire for employment any person who is employed by the Company or attempt to influence any such person to terminate his or her employment with the Company.

                (b) Executive acknowledges and agrees that all nonpublic information concerning the Company's business relating, without limitation, to its products, customer lists, investor lists, pricing, trade secrets, patents, business methods, financial and cost data, prospects for approval, and business plans and strategies (collectively, the "Confidential Information") is and shall remain the property of the Company. Executive recognizes and agrees that all of the Confidential Information, whether developed by Executive or made available to Executive, other than information that is generally known to the public, is a unique asset of the business of the Company, the disclosure of which would be damaging to the Company. Executive agrees that he will not at any time after the termination of employment hereunder, for any reason, directly or indirectly, disclose to any person any Confidential Information of the Company, other than information that is already known to the public. Executive agrees to return to the Company any and all documents, memoranda, drawings, notes and other papers and items embodying any Confidential Information of the Company which are in the possession or control of Executive. On or immediately after the Date of Termination, Executive shall promptly return all Company-owned equipment back to the Company, including without limitation the office computer, home computer, laptop, and blackberry.

                (c) Executive shall at no time have or claim the right, title or interest in any trade name, trademark, patent, copyright, or other similar rights belonging to or used by the Company and shall never have or claim any rights, title or interest in any material or matter of any sort prepared for or used in connection with the business or any part thereof or promotion of the Company, whether produced, prepared or published in whole or in part by the Company.

                (d) Executive shall not disparage or make any statement which might adversely affect the reputation of the Company or any related entity, or their directors, officers, employees or representatives. Neither the Company nor any related entity, or their directors, officers, employees, or representatives shall disparage or make any statement which might adversely affect the reputation of Executive. For the purpose of this subsection, disparagement shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

        7. In consideration for the severance payment, which Executive acknowledges to be good and valuable consideration, and except for enforcing Executive's rights under this Agreement, Executive knowingly and voluntarily releases and forever discharges the Company, any of its parent, subsidiary, division, and related companies, and any of its past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their predecessors, successors and assigns (the "Releasees") from any and all claims, or causes of action,
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of any nature whatsoever, known or unknown (the "Release").  This Agreement includes, without limitation, any rights or claims relating in any way to Executive's employment relationship with any of the Releasees, or the termination thereof, or arising under any statute or regulation, including, but not limited to, any rights or claims Executive may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, which prohibits discrimination in employment by reason of disability; the Employee Retirement Income Security Act, which protects employee's interests in certain health and retirement benefits, the Fair Labor Standards Act, which protects employees' wages and regulates hours, or any other federal, state, or local laws or regulations prohibiting employment discrimination. This Agreement also includes a release by Executive of any claims for wrongful discharge, defamation, intentional tort, and breach of contract, implied or otherwise. This Agreement includes both claims that Executives knows about and those Executive may not know about. Executive represents that as of the date of execution of this Agreement, Executive has incurred no disability or injury in relation to or as a result of his employment and asserts no claim for any form of compensation for such disability, injury or job-related condition. Executive agrees to execute this Agreement after review and due consideration.

        8. Except for enforcement of the Company's rights under this Agreement, the Company hereby releases Executive from all known claims or demands that the Company may have in connection with Executive's employment or service as an officer with the Company.

        9. Except as required by applicable law, the parties agree not to disclose the amount or nature of the benefits being paid under this Agreement to anyone other than Executive's immediate family and their respective attorneys and/or tax advisors, should any be consulted.

        10. The parties shall be responsible for their own tax liability with respect to the payments made, and benefits provided under this Agreement and neither party shall be responsible for the others tax liability.

        11. This is the entire Agreement between Executive and the Company regarding the termination of Executive's employment with the Company. Executive acknowledges that the Company has made no promises to him other than those contained in this Agreement.

        12. Executive understands that the Company has given him a period of twenty-one (21) days to review and consider this Agreement before signing it. Executive further understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing. Executive further understands that the Company has encouraged him to consult his own attorney with respect to his review of the provisions of this Agreement.
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        13.     Executive may revoke this Agreement within seven(7) days of the date on which he signs it by delivering a written notice of revocation to Ms. Diana Craig Director, Human Resources, Nastech Pharmaceutical Company Inc., 3450 Monte Villa Parkway, Bothell, Washington 98021 no later than the close of business on the seventh (7th) day after Executive signs and delivers this Agreement to the Company. If Executive revokes this Agreement, it shall be not be effective or enforceable, and Executive shall not be entitled to any benefits provided herein.

        14. At the Company's request, Executive shall sign and deliver any and all documents required to effectuate the provisions of this Agreement.

        15. This Agreement shall be governed and interpreted in all respects by the law of the State of Washington.


     16. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect or to any extent, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby. Furthermore, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to activity or subject, it shall be construed without further action by the parties hereto, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.


        Executive acknowledges that he has carefully read this Agreement, understands it, and is voluntarily entering into it of his own free will, without duress or coercion, after due consideration of its terms and conditions. Executive further acknowledges that except as stated in this Agreement, the Company has made no representations or promises to him.


                                   NASTECH PHARMACEUTICAL
                                     COMPANY INC.

                                   By:  /s/ Steven C. Quay
                                        ----------------------------------
                                        Name:  Steven C. Quay
                                        Title: Chairman of the Board, President
                                               and Chief Executive Officer
                                        Date:  September 7, 2005


                                   ACCEPTED AND AGREED:

                                   By:  /s/ Gregory L. Weaver
                                        ----------------------------------
                                        Gregory L. Weaver, Executive
                                        Date:  September 7, 2005